Exhibit 5.1

January 8, 2024

Essential Utilities, Inc.
762 W. Lancaster Ave
Bryn Mawr, Pennsylvania 19010

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 5.375% Senior Notes due 2034 (the “Notes”) pursuant to the terms of an Underwriting Agreement, dated as of January 4, 2024 (the “Underwriting Agreement”), among the Company and RBC Capital Markets, LLC and Barclays Capital Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Notes were issued under and pursuant to the Indenture, dated as of April 23, 2019 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 23, 2019 (the “First Supplemental Indenture”), between the Company and the Trustee, and the Seventh Supplemental Indenture, dated as of January 8, 2024 (the “Seventh Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with this opinion letter, we have examined (1) the registration statement on Form S-3 (Reg. No. 333-255235) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 15, 2021; (2) the prospectus dated April 15, 2021 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated January 4, 2024 (the “Prospectus Supplement”) relating to the Notes, both such Base Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the corporate proceedings of the Company with respect to the Notes; and (5) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Notes) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Essential Utilities, Inc.

January 8, 2024

In rendering the opinion set forth below, we have assumed that (1) the Company is validly existing and in good standing under the law of the Commonwealth of Pennsylvania and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the Commonwealth of Pennsylvania, (2) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the Commonwealth of Pennsylvania or any other jurisdiction (except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based on the foregoing, we are of the opinion that the Notes are legally issued, valid, and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

In rendering the foregoing opinion, we have assumed that the certificate representing the Notes conform to the specimen examined by us and that the Notes have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.10 of the Base Indenture, (B) Section 2.6 of the First Supplemental Indenture and (C) Section 9.04 of the Seventh Supplemental Indenture, in each case, relating to the separability of provisions of the Indenture.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission by the Company on or about January 8, 2024, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the law of the State of New York and the federal laws of the United States insofar as they bear on matters covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP